Exhibit 99.1

EMRISE
NEWS	CORPORATION

611 Industrial Way

Eatontown, NJ 07724
(732) 389-0355 • (732) 460-0214
www.emrise.com
FOR IMMEDIATE RELEASE

CONTACT:	Allen & Caron, Inc

John Donovan

Rene Caron (investors)

Vice President Finance and Administration

Len Hall (media)

(909) 392-0420	949-474-4300
jdonovan@emrise.com	rene@allencaron.com
len@allencaron.com

EMRISE CORPORATION ANNOUNCES 2009 FIRST QUARTER FINANCIAL RESULTS

34% Year-Over-Year Increase in Net Sales from Continuing Operations

RANCHO CUCAMONGA, Calif. – May 14, 2009 – EMRISE CORPORATION (NYSE Arca: ERI), a multi-national manufacturer of defense and aerospace electronic devices and communications equipment, today announced financial results for the first quarter ended March 31, 2009.

EMRISE Chairman, President and Chief Executive Officer, Carmine T. Oliva said, “Even though significant challenges continue to plague the worldwide economy, quarterly sales of our core businesses increased substantially year-over-year and our strategic initiatives which began in the last half of 2008 continued as we achieved a number of key objectives during the quarter.”  Oliva said the key objectives attained by the Company in the first quarter of 2009 included:

•                  Achieved a significant year-over-year increase in net sales from continuing operations;

•                  Completed the sale of substantially all the assets of the Digitran Switch Division and all the capital stock of the XCEL Japan Ltd. sales subsidiary (“Digitran Operations”), for up to $12-million in an all-cash transaction in late March;

•                  Repaid $10 million of acquisition debt related to the purchase of Advanced Control Components, Inc. (“ACC”), cutting ongoing interest expense by more than $300,000 per quarter and significantly improving EMRISE’s balance sheet, tangible net worth, and debt to equity ratio;

•                  Implemented a program expected to result in $2 million of annualized cost savings associated with streamlining operations and reducing costs in the Company’s operating business units in the U.S., England and France; and

•                  Positioned the Company for significantly improved performance from continuing operations for the remainder of 2009 as compared to 2008.

Unless otherwise indicated, the financial results for the Digitran Operations, which was sold on March 20, 2009, have been removed from the comparisons of the results for the periods reported and are included in EMRISE’s consolidated statements of operations for all periods presented as discontinued operations.

Net sales from continuing operations in the 2009 first quarter were $14.2 million, up 34 percent from $10.6 million in the 2008 first quarter.  This sales growth was driven primarily by sales of the Company’s Electronic Devices business segment, due in large part to $5 million in sales reported by ACC in the first quarter of 2009, which included shipments of a number of orders for radio frequency (“RF”) devices used in jamming systems for the U.S. military to prevent the detonation of radio controlled improvised explosive devices (“RCIEDs”).

“A primary driver of our growth in 2009 and beyond will be the sale of RF devices used in RCIED jamming systems,” Oliva added.  “We believe that going forward these life saving jamming systems will remain an important part of U.S. Department of Defense priority ‘force protection’ and ‘terrorist interdiction’ programs. Even though military priorities could change, we expect to continue to see solid growth in our defense business in the U.S. and in Europe.”

Gross profit for the first quarter of 2009 was $5 million, or 34.9 percent of net sales from continuing operations, compared to $3.4 million, or 32.3 percent of net sales from continuing operations in the first quarter of 2008.  The year-over-year increase in gross profit percentage in the first quarter of 2009 was due principally to the higher gross profit percentage on sales by ACC, which was partially offset by a write down of certain inventories at RO Associates and a decline in margins at the Company’s Communications Equipment segment due to lower sales volumes within that segment.

Operating loss from continuing operations for the first quarter of 2009 was $112,000, which included a $280,000 one-time, non-cash charge at the Company’s RO Associates business unit to write down certain work in process inventory.  Operating loss from continuing operations in the first quarter of 2008 was $601,000, which included one-time severance costs of approximately $100,000.

Net income for the 2009 first quarter was $5.3 million, or $0.52 per basic share and $0.51 per diluted share, compared to a net loss in the first quarter of 2008 of $897,000, or a loss per share of $0.09.  Per share amounts for the periods reported are adjusted to reflect the effect of the 1-for-3.75 reverse split of EMRISE common stock completed after the closing of the markets on November 19, 2008.

Included in this year’s first quarter net income was a $7.2 million gain on the sale of the Digitran Operations and $1.4 million in taxes associated with the sale of the Digitran Operations.  Interest expense for the quarter ended March 31, 2009 was $1.0 million and is expected to decrease by approximately $0.3 million per quarter going forward as a result of the $10 million repayment of acquisition debt in March 2009.

Adjusted EBITDA in the 2009 first quarter was $0.4 million, compared to ($0.3) million in the same quarter of 2008.  Additional items expected to favorably impact EMRISE’s net income and Adjusted EBITDA going forward are as follows:

•                  A $280,000 non-cash charge at the Company’s RO Associates business unit to write down certain work in process inventory was incurred in the first quarter of 2009.

•                  Implementation in the second quarter of 2009 of a program expected to generate $500,000 in quarterly cost savings as a result of streamlining operations and reducing costs in the Company’s operating business units in the U.S., England and France.

Oliva said, “Looking forward, we expect to record approximately $170,000 in severance expense in the second quarter related to our program to streamline business unit operations and reduce costs.  Notwithstanding that expense, however, there is a total of approximately $1 million in operating expenses and non-cash charges that we incurred in the first quarter that we will not incur in subsequent quarters of this year.  These include the non-cash inventory write down of $280,000 at RO Associates, approximately $300,000 in reduced interest expense due to the $10 million pay down of the ACC acquisition debt and an expected reduction in quarterly business unit operating costs of nearly $500,000.

“With the approximately $1 million in first quarter expenses that will not carry forward, the gross margin improvements we expect, and our current trends in revenue, we believe that our operating results from continuing operations will improve in subsequent quarters of 2009 as compared to the prior year.” Oliva added, “We are also expecting additional cost saving measures at the corporate level that will reduce facility and other overhead expenses and cut our costs even further. In addition, we believe that if the current trends continue, exchange rate losses could decrease going forward as the rate of exchange of British pound sterling and euros to the U.S. dollar improves.”

At March 31, 2009, firm backlog of unshipped orders was $29.6 million, up from $25.3 million at March 31, 2008, due in large part to the additional backlog associated with ACC.   At the end of this year’s first quarter, approximately 95 percent of the backlog was for firm orders in the Electronic Devices segment, and approximately 5 percent was for firm orders in the Communications Equipment segment.  Management believes that the majority of the current backlog is shippable within the next 12 months.

Including a $10 million payment to reduce the $13 million of acquisition debt associated with last year’s purchase of ACC, EMRISE cut the total debt to its principal lender to $12.9 million at March 31, 2009, down from $23 million at December 31, 2008.  This significantly strengthened the Company’s balance sheet, and improved its tangible net worth and debt to equity ratios.

As of March 31, 2009, EMRISE’s cash and equivalents were $3.6 million, working capital was $6.8 million, and the current ratio was 1.34:1. Total assets were $48.2 million, long term debt was $6.7 million and stockholders’ equity was $17.9 million.  Total debt on March 31, 2009, including both short and long term obligations, totaled $13.2 million.

Overall, business in the Company’s Electronic Device segment was strong in this year’s first quarter, especially in aerospace and defense.  Business in the Communications Equipment segment in the U.S. was up slightly as compared to last year. However, sales of communications equipment at the Company’s French subsidiary were down in the quarter due to the economy and the unfavorable effects of 2009 exchange rates on the translation of the Company’s European operation’s sales into U.S. dollars.

Since EMRISE is required to translate the financial statements of its foreign subsidiaries from the local currencies into U.S. dollars when preparing its consolidated U.S. financial statements, fluctuations in the exchange rate of the British pound sterling and euro negatively impacted 2009 first quarter results as compared to the first quarter of 2008 and could continue to negatively impact the Company’s consolidated results throughout 2009 as compared to 2008.

“Fortunately, over the last several weeks we are beginning to see an improvement in exchange rates for the British pound sterling and the euro,” Oliva said.  “Recently the exchange rate for the British pound sterling has been in excess of $1.50 per pound, up substantially from $1.43 per pound at the end of this year’s first quarter.  Likewise, the exchange rate for the euro has been over $1.35 per euro, up from $1.33 at March 31, 2009.  If this trend continues, the improvement in exchange rates will favorably impact the conversion of our foreign sales and operating results into to U.S. dollars as compared to the first quarter of 2009.”

Regarding the Company’s lender, Oliva said “In April 2009, at the request of the Securities and Exchange Commission, a federal court issued an order freezing all of the assets of the agent of our lender and its affiliates, including our lender.  In addition, the court appointed a temporary receiver of the lender and its agent.   Nonetheless, we have continued to be able to borrow funds under the terms of our revolving line of credit.  Based on these borrowings and interactions between our management and the staff of our lender’s agent, our lender and the receiver, we believe that we will continue to be able to borrow funds under the terms of the credit agreement in the future.”

Oliva added, “We are in the process of seeking alternate financing from a number of possible lenders, including certain banks and lenders where we have maintained long term and favorable relationships.,” While there can be no assurances, we are hopeful that we can replace our current credit facility with a credit facility offered by a more traditional lender at more favorable market rates.”

Outlook for 2009:

EMRISE management expects net sales from continuing operations in its electronic devices segment and its communication equipment segment to increase in 2009 as compared to 2008. The expected increase in sales in the electronic devices segment reflect the favorable impact of ACC’s net sales for the full twelve months of 2009 compared to only four months in 2008, partially offset by the expected negative impact of exchange rates on the translation of foreign operations’ results in 2009 as compared to 2008.

“Despite current global economic conditions, and assuming conditions do not deteriorate further, we remain optimistic about our prospects for continued improvement throughout 2009” Oliva said.  “We have a large shippable backlog, have streamlined operations, and we have a much improved cost structure.  With a significant portion of sales coming from defense programs for ‘force protection’ and ‘terrorist interdiction’, we believe we are well positioned for continued revenue growth and a year-over-year improvement in profitability during 2009.”

Conference Call and Webcast

A conference call with EMRISE management is scheduled for 11:30 a.m. EDT (8:30 a.m. PDT) today to discuss the Company’s financial results for its first quarter ended March 31, 2009. To join today’s call, dial toll-free (877) 407-9205 five minutes prior to the scheduled start time. For callers outside the United States, dial (201) 689-8054. A live webcast of the call may also be accessed at  http://www.investorcalendar.com/ClientPage.asp?ID=144801

An archived replay of the webcast will be available shortly after the call through the same web link listed above or via telephone toll free at (877) 660-6853 and for callers outside the U.S. (201) 612-7415, conference ID # 322664and account number 286. The telephone replay of the conference call will be available for 14 days and the webcast replay will be available for 90 days.

Non-GAAP Financial Measures - Reconciliation of Adjusted EBITDA to Net Income (Loss)

This release includes Adjusted EBITDA, a non-GAAP financial measure as defined by SEC Regulation G. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, and net other income, less net gain on discontinued operations. A reconciliation between net income (loss) and Adjusted EBITDA is provided in the financial tables at the end of this press release.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; RF and microwave signal processing; network access and timing and synchronization of communications networks. Primary growth driver applications for EMRISE products include RF devices for RCIED jamming systems and Edge Network Timing and Synchronization equipment. EMRISE serves customers in North America, Europe and Asia through operations in the United States, England and France. The Company has built a worldwide base of customers including a majority of the Fortune 100 in the U.S. that do business in markets served by EMRISE and many similar-size companies in Europe and Asia. For more information go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release, including without limitation, EMRISE’s expectation to achieve $500K in quarterly cost savings and $2 million in annualized cost savings as a result of streamlining operations and reducing costs in the Company’s operating business units, expectation to achieve improved performance from continuing operations as compared to 2008, ability for the sale of RF devices used in RCIED jamming systems to be a primary driver of growth in 2009 and beyond, ability to predict whether jamming systems will remain an important part of U.S. Department of Defense priority ‘force protection’ and ‘terrorist interdiction’ programs or not, expectation for continued solid growth in its defense business in the U.S. and in Europe, expectation for interest expense to decrease by approximately $0.3 million per quarter going forward, expectation that the company’s RO units will have not have additional inventory write downs, expectation that $1 million in operating expenses and non-cash charges incurred in this year’s first quarter will not be incurred in subsequent quarters of this year, the expectation of gross margin improvements, current trends in revenue growth to continue, and that operating results from continuing operations will improve in subsequent quarters of 2009 as compared to the prior year, expectation for additional cost saving measures at the corporate level, expectation for exchange rate losses to decrease going forward, ability to ship the majority of the current backlog within the next 12 months, expectation that an improvement in exchange rates will occur and/or the ability to predict whether such an improvement will favorably impact the conversion of foreign sales and operating results into to U.S. dollars as compared to the first quarter of 2009, expectation to continue to be able to borrow funds under the terms of the Company’s credit agreement in the future, ability to replace the Company’s current credit facility with a credit facility offered by a more traditional lender and/or to do so at more favorable market rates, the expectation for net sales from continuing operations in its electronic devices segment and its communication equipment segment to increase in 2009 as compared to 2008, expectation for continued revenue growth and a year-over-year improvement in profitability during 2009 are all forward-looking statements that involve a number of risks and uncertainties. The actual future results of EMRISE could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, unforeseen technical issues; failure to successfully market and/or sell EMRISE’s products; changes in demand for EMRISE’s products; general economic conditions; failure to ship existing backlog within the expected 12 month timeframe; failure to achieve expected cost savings in the timeframe and/or in the magnitude expected, higher than expected employee termination costs, failure to achieve expected sales levels in RF devices used in RCIED jamming systems due to lack of government funding on such programs, reduced market share by EMRISE or due to other unforeseen causes, inability to avoid certain Q1 costs in future quarters that were not expected to repeat, failure to achieve expected gross margin improvement, continue existing revenue trends and/or to achieve the expected operating results from such trends, failure to achieve expected cost savings from corporate restructurings, the worsening rather than improvement in exchange rates between the British pound sterling, the euro and the U.S. dollar or failure of improvements in such exchange rates to benefit EMRISE as much as expected, inability to borrow funds under the terms of the Company’s current credit facility, failure to replace the Company’s current credit facility and those factors contained in the “Risk Factors” Section of EMRISE’s most recently filed Form 10-K, and other EMRISE filings with the Securities and Exchange Commission.

TABLES FOLLOW

EMRISE CORPORATION

Condensed Consolidated Balance Sheets
(unaudited)

(in thousands, except share and per share amounts)

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,629	$3,242
Accounts receivable, net of allowances for doubtful accounts of $427 at March 31, 2009 and $501 at December 31, 2008	9,475	10,333
Inventories, net	12,300	12,501
Current deferred tax assets	175	271
Prepaid and other current assets	1,544	1,283
Current assets of discontinued operations	—	2,724
Total current assets	27,123	30,354

Property, plant and equipment, net	2,768	2,990
Goodwill	9,544	9,657
Intangible assets other than goodwill, net	6,344	6,618
Deferred tax assets	1,916	2,191
Other assets	540	683
Noncurrent assets of discontinued operations	—	1,130
Total assets	$48,235	$53,623
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,739	$4,625
Accrued expenses	6,454	6,939
Line of credit	4,068	4,084
Current portion of long-term debt	1,985	5,121
Notes payable to stockholders, current portion	500	542
Income taxes payable	1,270	451
Other current liabilities	357	357
Current liabilities of discontinued operations	—	664
Total current liabilities	20,373	22,783

Long-term debt, net of discount of $853 and $980, respectively	6,569	13,479
Notes payable to stockholders, less current portion	125	250
Deferred income taxes	1,927	2,203
Warrant liability	880	—
Other liabilities	476	503
Noncurrent liabilities of discontinued operations	—	401
Total liabilities	30,350	39,619

Commitments and contingencies

Stockholders’ equity:
Preferred stock,$0.01 par value. Authorized 10,000,000 shares, zero shares issued and outstanding	—	—
Common stock,$0.0033 par value. Authorized 150,000,000 shares; 10,204,079 shares issued and outstanding at March 31, 2009 and December 31, 2008	126	126
Additional paid-in capital	43,359	44,806
Accumulated deficit	(22,355)	(28,101)
Accumulated other comprehensive loss	(3,245)	(2,827)
Total stockholders’ equity	17,885	14,004
Total liabilities and stockholders’ equity	$48,235	$53,623

EMRISE CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2009	2008

Net Sales	$14,213	$10,643
Cost of Sales	9,256	7,203
Gross profit	4,957	3,440

Operating expenses:
Selling, general and administrative	4,547	3,538
Engineering and product development	522	503
Total operating expenses	5,069	4,041
Loss from operations	(112)	(601)

Other income (expense):
Interest income	46	18
Interest expense	(1,015)	(584)
Other, net	(42)	(17)
Total other expense, net	(1,011)	(583)

Loss before income taxes	(1,123)	(1,184)
Income tax provision	(350)	84
Loss from continuing operations	(773)	(1,268)
Discontinued operations:
Income from discontinued operations including gain on sale of $7,224	7,402	371
Tax provision on discontinued operations	1,356	—
Net gain on discontinued operations	6,046	371

Net Income (loss)	$5,273	$(897)

Earnings (loss) per share:
Basic	$0.52	$(0.09)
Diluted	$0.51	$(0.09)

Weighted average shares outstanding
Basic	10,204	10,204
Diluted	10,239	10,204

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(Unaudited)

(in thousands)

Net Income (loss) as reported	$5,273	$(897)

Additions:
Depreciation and amorization	502	288
Stock based compensation	34	18
Interest expense (income), net	969	566
Other expense (income), net	42	17
Income tax expense (benefit)	(350)	84

Subtractions:
Net gain on discontinued operations	6,046	371

Adjusted EBITDA	$424	$(295)

Use of Non-GAAP Financial Measures

In evaluating its business, EMRISE considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, and net other income, less net gain on discontinued operations.  Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP.  Other companies may calculate similar measures differently than EMRISE, limiting their usefulness as comparative tools. EMRISE compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.